Exhibit 99.1

January 28, 2014

A. O. Smith achieves record sales and earnings in 2013; announces 2014 guidance and increases 2015 aspirations

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record sales of $2.15 billion and record earnings from continuing operations of $169.7 million, or $1.83 per share, for 2013 compared with $162.6 million, or $1.75 per share last year.

Sales for 2013 grew 11 percent from the $1.94 billion achieved in 2012. Sales of A. O. Smith branded products in China grew 26 percent to approximately $565 million for the year.

Adjusted 2013 earnings from continuing operations of $191.2 million or $2.06 per share excluded after-tax costs of $16.4 million related to the transfer of residential water heater manufacturing from the company’s Fergus, Ontario plant, an after-tax gain of $6.8 million related to a settlement with a supplier, and after-tax non-operating pension costs of $11.9 million. Adjusted earnings from continuing operations in 2012 were $145.1 million or $1.56 per share.

In the 2013 fourth quarter, the company earned $42.4 million or $.46 per share on sales of $558.9 million compared with earnings from continuing operations of $43.2 million or $.46 per share in the fourth quarter 2012. Fourth quarter 2013 adjusted earnings from continuing operations of $48.0 million or $.52 per share excluded after-tax costs of $2.7 million related to the plant rationalization and after-tax non-operating pension costs of $2.9 million. Adjusted earnings from continuing operations for the same three-month period in 2012 were $43.2 million or $.46 per share on sales of $524.3 million. Improved adjusted earnings in the fourth quarter 2013 were due to higher profits in North America and a lower tax rate than the same period one year ago.

“The year 2013 was an excellent one for A. O. Smith,” Ajita G. Rajendra, president and chief executive officer, observed. “Our North American water heater and boiler business out-performed the overall economy due to an improving housing market and continued customer demand for our high-efficiency condensing boilers.

“Our A. O. Smith branded business in China continued to grow significantly faster than that country’s GDP thanks to our outstanding reputation in that market as a supplier of high quality, innovative products.”

A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share, and adjusted segment operating earnings) that exclude certain items as well as non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses), and curtailments. Prior year results are provided on a comparable basis. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

North America segment

Full-year sales for the North America segment were $1.52 billion, a six percent increase over 2012 sales of $1.43 billion. The segment benefited from improved volumes of U. S. residential and commercial water heaters and boilers. Operating earnings in 2013 were $211.9 million compared with $199.8 million in 2012.

Adjusted segment operating earnings of $237.7 million in 2013 were $40.7 million higher than 2012 adjusted segment operating earnings of $197.0 million primarily driven by higher volumes and lower material costs. The 2013 adjusted segment operating earnings excluded pre-tax expenses of $22.0 million related to the plant rationalization, a pre-tax $11.0 million gain resulting from a settlement with a component supplier, and pre-tax non-operating pension costs of $14.8 million. Adjusted operating margin of 15.6 percent was almost two percentage points higher than the 2012 adjusted operating margin of 13.8 percent.

Fourth quarter sales for the segment of $382.2 million were $6.3 million higher than the prior year’s fourth quarter. Sales of Lochinvar branded products grew over 10 percent in the fourth quarter of 2013. Fourth quarter residential water heater volumes were essentially flat compared with last year as demand was favorably impacted by “Superstorm Sandy” in the fourth quarter of 2012. Fourth quarter operating earnings were $51.3 million compared with $55.7 million earned in the fourth quarter of the prior year.

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Adjusted segment operating earnings of $58.8 million were five percent higher than last year’s fourth quarter primarily driven by higher sales of Lochinvar branded products. As a result of the improved product mix, adjusted operating margin of 15.4 percent expanded over the 2012 fourth quarter adjusted operating margin of 14.9 percent.

Rest of World segment

Sales of this segment increased 23 percent in 2013 to $668.0 million compared with 2012 sales of $542.5 million. Sales of A. O. Smith branded products in China in 2013 grew 26 percent to approximately $565 million primarily due to greater demand for the company’s premium water heating and water treatment products and a higher priced product mix as a result of product introductions with more robust features and benefits. Water heater sales in India in 2013 were flat in U. S. dollar terms and were negatively impacted by the 10 percent devaluation of the Indian rupee.

Operating earnings for this segment increased 48 percent in 2013 to $88.0 million compared with $59.6 million earned in 2012. The earnings increase was driven by higher volumes and the more favorable mix of A. O. Smith branded products in China and reduced losses in the non—A. O. Smith branded water treatment business. This was partially offset by larger losses in India due to higher costs for new product introductions and brand building, and currency devaluation. Operating margin improved to 13.2 percent compared with 2012 margin of 11.0 percent.

Sales for the fourth quarter 2013 of the Rest of World segment of $185.0 million were 18 percent higher than the same period last year, driven by higher sales in China. Operating earnings of $20.4 million were essentially the same as in the fourth quarter last year primarily due to higher sales in China, offset by larger promotion and advertising spending in the region and higher depreciation costs related to the opening of a second manufacturing plant in China in the fourth quarter of 2013. Operating margin for the period was 11.0 percent compared with 13.0 percent for the fourth quarter of 2012.

In October, the company opened a second residential water heater plant in Nanjing. The new 575,800 square foot plant will manufacture gas and electric water heaters and will help meet the expected increased demand for A. O. Smith branded products in China.

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Cash, Leverage, Share Buyback and Acquisitions

Total debt was $191.9 million at the end of December 2013, resulting in leverage of 13 percent as measured by the ratio of total debt to total capital. Cash and investments, located largely outside the United States, totaled $486.0 million at the end of the year.

During the fourth quarter 2013, the company repurchased 162,756 shares of common stock at an average price of $44.43 per share, representing a total of $7.2 million. For the entire year of 2013, repurchases totaled 1,771,066 shares at an average price of $41.62 per share for a total cost of $73.7 million. Approximately 1.2 million shares remained in the existing repurchase authority at the end of 2013.

“We remain committed to growing our business and continue to pursue water heating and water technology related investments around the world,” Rajendra continued. “However, we will remain selective and only make acquisitions that we believe will increase shareholder value. With $486 million in cash and a meaningful amount of incremental borrowing capacity, we are confident we have the resources available to take advantage of global opportunities that add long-term value as well as return cash to shareholders. This morning in a separate release, we announced a 25 percent increase in our quarterly dividend rate.”

Outlook for 2014 and 2015

“As we enter 2014, the year in which we celebrate our 140th anniversary, we are cautiously optimistic. We believe an improving housing market will provide additional opportunities for our North American residential water heating business, the replacement market for commercial water heaters will continue to be solid and the boiler industry will continue its transition from lower efficiency to higher efficiency products, which benefit our boiler sales,” Rajendra observed.

“We expect our sales in China will grow at twice the rate of growth of that country’s GDP, and the added capacity from our new plant in Nanjing will support our growth.”

“For 2014, we expect the impact of higher volumes and incremental savings from our North American plant rationalization activities to be partially offset by approximately $10 million of incremental costs associated with the implementation of a new enterprise resource planning system and a higher tax rate. Combining all these factors, we expect A. O. Smith Corporation to achieve full-year GAAP earnings of between $2.01 and $2.16 per share and adjusted earnings of between $2.15 and $2.30 per share, neither of which includes the potential impact from future acquisitions.”

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“Strong performance in our North America segment in 2013 prompted us to update our 2015 aspirations,” noted Rajendra. “Our North America segment adjusted operating margin aspiration is now approximately 16 percent, compared with the previously disclosed 15.5 percent. Our aspiration for organic sales for the total company is over $2.5 billion by 2015, and our adjusted earnings aspiration for our existing portfolio of businesses is now $2.50 per share by 2015 versus the previously disclosed $2.25 per share.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All statements regarding 2015 aspirations are forward looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; potential weakening in the high efficiency boiler industry in the United States; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

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A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company, which is celebrating its 140th anniversary in 2014, is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive product line featuring the best-known brands in North America and China.

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A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except share data)

Statement of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2013	2012	2013	2012
Net sales	$558.9	$524.3	$2,153.8	$1,939.3
Cost of products sold	359.0	338.7	1,380.0	1,287.3

Gross profit	199.9	185.6	773.8	652.0
Selling, general and administrative expenses	139.2	124.8	524.5	450.5
Restructuring, impairment and settlement expenses (income), net	3.8	(3.9)	11.0	(3.9)
Contingent consideration adjustment	—	3.1	—	(3.3)
Interest expense	1.2	2.1	5.7	9.2
Other income	(1.0)	(1.8)	(3.8)	(34.3)

	56.7	61.3	236.4	233.8
Provision for income taxes	14.3	18.1	66.7	71.2

Earnings from continuing operations	42.4	43.2	169.7	162.6
Loss on sale of discontinued EPC operations, net of tax	—	(3.9)	—	(3.9)

Net earnings	$42.4	$39.3	$169.7	$158.7

Diluted earnings (loss) per share of common stock
Continuing operations	$0.46	$0.46	$1.83	$1.75
Discontinued operations	—	(0.04)	—	(0.04)

Net	$0.46	$0.42	$1.83	$1.71

Average common shares outstanding (000’s omitted)	92,020	93,170	92,788	93,108

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$380.7	$266.9
Marketable securities	105.3	196.0
Receivables	458.7	425.4
Inventories	193.4	163.4
Deferred income taxes	40.1	33.2
Other current assets	27.4	29.7

Total Current Assets	1,205.6	1,114.6
Net property, plant and equipment	391.3	345.7
Goodwill and other intangibles	758.3	774.1
Other assets	36.3	44.4

Total Assets	$2,391.5	$2,278.8

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$387.1	$328.9
Accrued payroll and benefits	61.7	46.5
Accrued liabilities	81.2	69.1
Product warranties	46.7	43.2
Long-term debt due within one year	14.2	18.6

Total Current Liabilities	590.9	506.3
Long-term debt	177.7	225.1
Pension liabilities	110.7	190.1
Other liabilities	183.5	163.2
Stockholders’ equity	1,328.7	1,194.1

Total Liabilities and Stockholders’ Equity	$2,391.5	$2,278.8

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

	Year Ended December 31,
	(unaudited)
	2013	2012
Operating Activities
Net earnings	$169.7	$158.7
Loss from disposition of discontinued operations	—	3.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	59.7	54.6
Pension expense	27.9	13.8
Loss on disposal of assets	0.2	1.1
Gain on investments	—	(27.2)
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	20.5	(36.6)
Noncurrent assets and liabilities	4.2	3.5

Cash Provided by Operating Activities—continuing operations	282.2	171.8
Cash Used in Operating Activities—discontinued operations	(2.6)	(28.0)

Cash Provided by Operating Activities	279.6	143.8
Investing Activities
Capital expenditures	(97.7)	(69.9)
Acquisition	(4.0)	(13.5)
Investment in marketable securities	(132.7)	(311.4)
Net proceeds from sale of securities	226.2	308.0

Cash Used in Investing Activities—continuing operations	(8.2)	(86.8)
Financing Activities
Long-term debt retired	(51.5)	(218.8)
Common stock repurchases	(73.7)	(22.0)
Net proceeds from stock option activity	10.2	20.5
Dividends paid	(42.6)	(33.2)

Cash Used in Financing Activities—continuing operations	(157.6)	(253.5)

Net increase (decrease) in cash and cash equivalents	113.8	(196.5)
Cash and cash equivalents—beginning of period	266.9	463.4

Cash and Cash Equivalents—End of Period	$380.7	$266.9

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)		(unaudited)
	2013	2012	2013	2012
Net sales
North America	$382.2	$375.9	$1,520.0	$1,430.8
Rest of World	185.0	157.2	668.0	542.5
Inter-segment sales	(8.3)	(8.8)	(34.2)	(34.0)

	$558.9	$524.3	$2,153.8	$1,939.3

Earnings
North America (1) (3) (4) (5)	$51.3	$55.7	$211.9	$199.8
Rest of World	20.4	20.4	88.0	59.6
Inter-segment earnings elimination	0.1	—	—	—

	71.8	76.1	299.9	259.4
Corporate expense (2) (6)	(13.9)	(12.7)	(57.8)	(16.4)
Interest expense	(1.2)	(2.1)	(5.7)	(9.2)

Earnings before income taxes	56.7	61.3	236.4	233.8
Tax provision	14.3	18.1	66.7	71.2

Earnings from continuing operations	$42.4	$43.2	$169.7	$162.6

(1) includes non-operating pension costs of:	$(3.7)	$(1.1)	$(14.8)	$(4.4)
(2) includes non-operating pension costs of:	(1.2)	(0.6)	(4.9)	(2.4)
(3) includes restructuring and impairment expenses of:	(3.8)	—	(22.0)	—
(4) includes settlement income of:	—	3.9	11.0	3.9
(5) includes contingent consideration adjustment of:	—	(3.1)	—	3.3
(6) includes net gain on shares of Regal Beloit Corporation stock of:	—	—	—	27.2

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of earnings from continuing operations and diluted EPS from continuing operations to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Earnings from Continuing Operations (GAAP)	$42.4	$43.2	$169.7	$162.6
Non-operating pension costs, before tax	4.9	1.7	19.7	6.8
Tax effect of non-operating pension costs	(2.0)	(0.7)	(7.8)	(2.6)
Restructuring and impairment expenses, before tax	3.8	—	22.0	—
Tax effect of restructuring and impairment expenses	(1.1)	—	(5.6)	—
Settlement income, before tax	—	(3.9)	(11.0)	(3.9)
Tax effect of settlement income	—	1.0	4.2	1.0
Contingent consideration adjustment, before tax	—	3.1	—	(3.3)
Tax effect of contingent consideration adjustment	—	(1.2)	—	1.3
Net gain on shares of Regal Beloit Corporation stock, before tax	—	—	—	(27.2)
Tax effect of net gain on shares of Regal Beloit Corporation stock	—	—	—	10.4

Adjusted Earnings	$48.0	$43.2	$191.2	$145.1

Diluted EPS from Continuing Operations (GAAP)	$0.46	$0.46	$1.83	$1.75
Non-operating pension costs per diluted share, before tax	0.05	0.02	0.21	0.07
Tax effect of non-operating pension costs per diluted share	(0.02)	(0.01)	(0.08)	(0.03)
Restructuring and impairment expenses per diluted share, before tax	0.04	—	0.23	—
Tax effect of restructuring and impairment expenses per diluted share	(0.01)	—	(0.06)	—
Settlement income per diluted share, before tax	—	(0.04)	(0.12)	(0.04)
Tax effect of settlement income per diluted share	—	0.01	0.05	0.01
Contingent consideration adjustment per diluted share, before tax	—	0.04	—	(0.03)
Tax effect of contingent consideration adjustment per diluted share	—	(0.02)	—	0.01
Net gain on shares of Regal Beloit Corporation stock per diluted share, before tax	—	—	—	(0.29)
Tax effect of net gain on shares of Regal Beloit Corporation stock per diluted share	—	—	—	0.11

Adjusted EPS	$0.52	$0.46	$2.06	$1.56

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(in millions)

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings (non-GAAP):

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2013	2012	2013	2012
Segment Operating Earnings (GAAP)
North America	$51.3	$55.7	$211.9	$199.8
Rest of World	20.4	20.4	88.0	59.6
Inter-segment earnings elimination	0.1	—	—	—

Total Segment Operating Earnings (GAAP)	$71.8	$76.1	$299.9	$259.4

Adjustments:
North America	$7.5	$0.3	$25.8	$(2.8)
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—

Total Adjustments	$7.5	$0.3	$25.8	$(2.8)

Adjusted Segment Operating Earnings
North America	$58.8	$56.0	$237.7	$197.0
Rest of World	20.4	20.4	88.0	59.6
Inter-segment earnings elimination	0.1	—	—	—

Total Adjusted Segment Operating Earnings	$79.3	$76.4	$325.7	$256.6

Additional Information:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Adjustments: North America Segment
Non-operating pension costs	$3.7	$1.1	$14.8	$4.4
Restructuring and impairment expenses	3.8	—	22.0	—
Settlement income	—	(3.9)	(11.0)	(3.9)
Contingent consideration adjustment	—	3.1	—	(3.3)

Total North America Segment Adjustments	$7.5	$0.3	$25.8	$(2.8)

A. O. SMITH CORPORATION

Adjusted 2014 EPS Guidance and Adjusted 2013 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2014
	Guidance	2013
Diluted EPS (GAAP)	$2.01 - 2.16	$1.83
Non-operating pension costs per diluted share	0.14	0.13
Restructuring and impairment expenses per diluted share	—	0.17
Settlement income per diluted share	—	(0.07)

Adjusted EPS	$2.15 - 2.30	$2.06